                           Cineplex Odeon Corporation
                                1303 Yonge Street
                        Toronto, Ontario, Canada M4T 2Y9


                               September 30, 1997



Universal Studios, Inc.
100 Universal City Plaza
Universal City, CA  91608
Attention:  Brian C. Mulligan

Charles Rosner Bronfman Family Trust
c/o Claridge Inc.
1170 Peel Street, 8th Floor
Montreal, Quebec, Canada  H3B 4P2
Attention:  Robert Rabinovitch

Dear Sirs:

                  Reference is made to (i) the Master Agreement dated as of the date hereof among Sony Pictures Entertainment, Inc. ("SPE"), LTM Holdings, Inc. ("LTM") and Cineplex Odeon Corporation ("Cineplex Odeon") (the "Master Agreement"), (ii) the Subscription Agreement dated as of the date hereof between LTM and Universal Studios, Inc. ("Universal") (the "Subscription Agreement"), and (iii) that certain Letter Agreement dated as of the date hereof between the Charles Rosner Bronfman Family Trust (the "Trust") and LTM (the "Trust Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Agreement.

                  In consideration of Universal's agreement to enter into the Subscription Agreement and the Trust's agreement to enter into the Trust Agreement, Cineplex Odeon has agreed not to (i) amend or modify the Master Agreement or any of the other Documents, including the schedules or exhibits thereto, (ii) amend, modify or supplement the Cineplex Odeon Disclosure Statement or permit LTM to amend, modify or supplement the LTM Disclosure Statement, (iii) waive any of the provisions or conditions provided for in the Master Agreement or any of the other Documents, or (iv) grant any consent under the Master Agreement (including Section 5.1(b) thereof) or any of the other Documents, in each case without the prior written approval of Universal and the Trust, which consent shall not be unreasonably withheld, provided, however, that such consent may be withheld in the sole discretion of Universal or the Trust, as the case may be, as to any matter (x) that would affect the number of shares of LTM capital stock to be issued pursuant to the Transactions, or (y) that relates to Articles 1 or 2 of the Plan of Arrangement or Sections 1.8(g), 2.7, 3.7, 4.5, 6.7, 6.8, 6.9, 6.15(c), 6.17, 6.18, 6.20, 6.21, 7.1(h), 7.1(l),
7.1(o), 7.2(e), 7.2(f), 8.1, 8.2, 9.1, 9.6 or 9.17 of the Master Agreement or,
in the case of

Universal only, Section 7.1(i) of the Master Agreement (including, in each case, any item of the Cineplex Odeon Disclosure Statement or the LTM Disclosure Statement that relates to any of the foregoing provisions).

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

                  If you are in agreement with the foregoing, please sign the enclosed copy of this Letter Agreement and return it to the undersigned.

                                       Very truly yours,

                                       CINEPLEX ODEON CORPORATION



                                       /s/ Allen Karp
                                       ----------------------------------------
                                       Name:  Allen Karp
                                       Title: President and Chief
                                              Executive Officer


AGREED:

UNIVERSAL STUDIOS, INC.



/s/ Brian C. Mulligan
---------------------------------------
Name:             Brian C. Mulligan
Title:            Senior Vice President


CHARLES ROSNER BRONFMAN FAMILY TRUST



/s/ Robert Rabinovitch
---------------------------------------
Name:             Robert Rabinovitch
Title:            Authorized Representative



/s/ Michael Vineberg
---------------------------------------
Name:             Michael Vineberg
Title:            Authorized Representative